   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1997
                                                      REGISTRATION NO. 333-35363
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         POST-EFFECTIVE AMENDMENT NO. 1
                         FILED PURSUANT TO RULE 462(d)
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                    56-0898180
   (State or other jurisdiction          (I.R.S. employer
of incorporation or organization)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                WITH A COPY TO:
                           ROBERT B. HIDEN, JR., ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times as may be determined by the Corporation and the Selling Stockholder after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-35363
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-35363) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

ITEM 16. EXHIBITS.

EXHIBIT NO.                                                    EXHIBIT
(1)(a)        Form of Underwriting Agreement.
(2)           Agreement and Plan of Mergers, dated as of July 18, 1997, among the Corporation, FUNB-NC, Signet and
              Signet Bank. (Incorporated by reference to Exhibit (2) to the Corporation's Current Report on Form 8-K
              dated July 21, 1997.)
(4)(a)        Articles of Incorporation of the Corporation, as amended. (Incorporated by reference to Exhibit (4) to the
              Corporation's 1990 First Quarter Report on Form 10-Q, to Exhibit (99)(a) to the Corporation's 1993 First
              Quarter Report on Form 10-Q and to Exhibit (4)(a) to the Corporation's Current Report on Form 8-K dated
              January 10, 1996.)
(4)(b)        By-laws of the Corporation, as amended. (Incorporated by reference to Exhibit (3)(b) to the Corporation's
              1995 Annual Report on Form 10-K.)
(4)(c)        Amended and Restated Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit (4) to the Corporation's Current Report on Form 8-K dated October 16, 1996.)
(4)(d)        Upon the request of the Securities and Exchange Commission, the Registrant will furnish a copy of all other instruments defining the rights of holders of Common Stock of the Registrant.
(5)           Opinion of Marion A. Cowell, Jr., Esq.*
(23)(a)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
(23)(b)       Consent of KPMG Peat Marwick LLP.*
(24)(a)       Power of Attorney.*
(24)(b)       Power of Attorney.*
(24)(c)       Power of Attorney.*
(27)          The Corporation's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to the Corporation's
              1997 Second Quarter Report on Form 10-Q.)

* Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, First Union Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement (No. 333-35363) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of the 22nd day of September, 1997.

                                         FIRST UNION CORPORATION

                                         By:         MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                            EXECUTIVE VICE PRESIDENT, SECRETARY
                                                     AND GENERAL COUNSEL

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                         TITLE

                      EDWARD E. CRUTCHFIELD*            Chairman and Chief Executive Officer and
                EDWARD E. CRUTCHFIELD                     Director

                          ROBERT T. ATWOOD*             Executive Vice President and Chief Financial
                   ROBERT T. ATWOOD                       Officer

                            JAMES H. HATCH*             Senior Vice President and Corporate
                    JAMES H. HATCH                        Controller (Principal Accounting Officer)

                           EDWARD E. BARR*              Director
                    EDWARD E. BARR

                         G. ALEX BERNHARDT*             Director
                  G. ALEX BERNHARDT

                          W. WALDO BRADLEY*             Director
                   W. WALDO BRADLEY

                           ROBERT J. BROWN*             Director
                   ROBERT J. BROWN

                                                        Director
                    A. DANO DAVIS

                         R. STUART DICKSON*             Director
                  R. STUART DICKSON

                               B.F. DOLAN*              Director
                      B.F. DOLAN

                      SIGNATURE                         TITLE
                          RODDEY DOWD, SR.*             Director
                   RODDEY DOWD, SR.

                          JOHN R. GEORGIUS*             Director
                   JOHN R. GEORGIUS

                                                        Director
                  ARTHUR M. GOLDBERG

                     WILLIAM H. GOODWIN, JR.*           Director
               WILLIAM H. GOODWIN, JR.

                         HOWARD H. HAWORTH*             Director
                  HOWARD H. HAWORTH

                           FRANK M. HENRY*              Director
                    FRANK M. HENRY

                                                        Director
                  LEONARD G. HERRING

                     JUAN RODRIGUEZ INCIARTE*           Director
               JUAN RODRIGUEZ INCIARTE

                                                        Director
                   JACK A. LAUGHERY

                              MAX LENNON*               Director
                      MAX LENNON

                         RADFORD D. LOVETT*             Director
                  RADFORD D. LOVETT

                                                        Director
                  MACKEY J. MCDONALD

                           JOSEPH NEUBAUER*             Director
                   JOSEPH NEUBAUER

                       RANDOLPH N. REYNOLDS*            Director
                 RANDOLPH N. REYNOLDS

                             RUTH G. SHAW*              Director
                     RUTH G. SHAW

                                                        Director
               CHARLES M. SHELTON, SR.

                      SIGNATURE                         TITLE
                            LANTY L. SMITH*             Director
                    LANTY L. SMITH

                     ANTHONY P. TERRACCIANO*            Director
                ANTHONY P. TERRACCIANO

                          DEWEY L. TROGDON*             Director
                   DEWEY L. TROGDON

                                                        Director
                    JOHN D. UIBLE

                              B.J. WALKER*              Director
                     B.J. WALKER

        * By           MARION A. COWELL, JR.,
       MARION A. COWELL, JR., ATTORNEY-IN-FACT

Dated: September 22, 1997

                                 EXHIBIT INDEX

EXHIBIT NO.                                   EXHIBIT
 (1)(a)       Form of Underwriting Agreement.
 (2)          Agreement and Plan of Mergers, dated July 18, 1997, among the
              Corporation, FUNB-NC, Signet, and Signet Bank. (Incorporated by
              reference to Exhibit (2) to the Corporation's Current Report on Form 8-K
              dated July 21, 1997.)
 (4)(a)       Articles of Incorporation of the Corporation, as amended. (Incorporated by reference to Exhibit (4) to the Corporation's 1990 First Quarter
              Report on Form 10-Q, to Exhibit (99)(a) to the Corporation's 1993 First
              Quarter Report on Form 10-Q and to Exhibit (4)(a) to the Corporation's
              Current Report on Form 8-K dated January 10, 1996.)
 (4)(b)       By-laws of the Corporation, as amended. (Incorporated by reference to
              Exhibit (3)(b) to the Corporation's 1995 Annual Report on Form 10-K.)
 (4)(c)       Amended and Restated Shareholder Protection Rights Agreement.
              (Incorporated by reference to Exhibit (4) to the Corporation's Current
              Report on Form 8-K dated October 16, 1996.)
 (4)(d)       Upon the request of the Securities and Exchange Commission, the
              Registrant will furnish a copy of all other instruments defining the rights of holders of Common Stock of the Registrant.
 (5)          Opinion of Marion A. Cowell, Jr., Esq.*
 (23)(a)      Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
 (23)(b)      Consent of KPMG Peat Marwick LLP.*
 (24)(a)      Power of Attorney.*
 (24)(b)      Power of Attorney.*
 (24)(c)      Power of Attorney.*
 (27)         The Corporation's Financial Data Schedule. (Incorporated by reference to
              Exhibit (27) to the Corporation's 1997 Second Quarter Report on Form
              10-Q.)

* Previously filed.
